Exhibit 99.1

Chairman’s Opening Remarks

Good morning ladies and gentlemen. We will not come to order for the 2006 Annual Meeting of the Shareholders of Superclick, Inc.

My name is Todd Pitcher, and I am the Chairman of the Board of Directors of Superclick. It is my pleasure to welcome all of you to the company’s 2006 Annual Meeting of Shareholders.

With me this morning are Mr. Sandro Natale, our president and chief operating officer and a director and Mr. Jean Perrotti, our chief financial officer. Also with us today are members of the company’s board of directors. I will ask each of them to stand as I call their name, George Vesnaver and Paul Gulyas. We appreciate the contributions all of these individuals have made to Superclick.

As Chairman of the Board, I will preside at the meeting and Mr. Perrotti will act as secretary. The meeting will follow the “order of business” that has been provided to each of you.

As noted in our agenda, following the chairman’s remarks, we will take questions from the shareholders of record. We welcome your questions regarding the financial performance of the company and the company’s strategy and operations.

If you have a question you would like for us to answer, please submit it on the form provided. Ushers will collect the forms following the completion of voting.

We have two items of business on the agenda to be voted on today. Information concerning these items is contained in Superclick’s proxy statement furnished in connection with this meeting. As of this morning, out of a total of 41,082,903 shares issued and outstanding, 16,084,307 shares have been voted representing a quorum of 39.15%.

Proposal 1, which is the re-election of Sandro Natale to our board for another term, has received a total vote in favor of 15,840,034 (98.48% of quorum), 230,531 votes against (1.43% of quorum) and 13,742 abstentions (0.08% of quorum).

Proposal 2, which is the ratification of Bedinger & Company as the our independent public accountant for 2007, has received a total vote in favor of 15,965,149 (99.25% of quorum), 54,681 votes against (0.33% of quorum) and 64,477 abstentions (0.40%).

At this point, I would like to invite Mr. Natale to spend a few minutes to share his thoughts about the company’s progress in 2006, prospects in 2007 as well as his general vision for the business. After Mr. Natale finishes, I will inviteMr. Perrotti to spend a few minutes discussing the company’s financial results for the year ended October 31, 2006, and to offer a brief overview of the results of the first quarter ended January 30, 2007 and a bit of guidance as to our expectations for 2007. It is company policy not to offer bottom line numbers, but we will provide a top-line range for where we expect to be at the end of the year.

Chief Executive Officer’s Remarks and Presentation

Thank you Todd. Welcome, I want to thank you for being with us today, and (I hope, as investors) for years to come.

Let us begin our annual meeting for 2006 financial year, which ended on October 31st 2006. Along with Jean Perrotti, our CFO and Todd Pitcher our Chairman we will spend the next several minutes reviewing the year and providing you with some insight as to where we are headed in the coming years, within the context of our markets as we currently see them.

Our Customers

As with any successful company, Superclick’s success lies first and foremost in the satisfaction of our clients guests. In 2006 we started our first global customer satisfaction survey involving a random sample of customers. The results of this “satisfaction” survey show that 92% of our customers were satisfied. From this survey we also noted that most common complaint was the low levels of guest satisfaction our client are faced with some of their other properties that don’t have Superclick as the HSIA provider.

We are in an era where most of the hotels networks are starting to age some as old as 7 years. The high speed internet usage in hotels has double year over year bring the usage rate as high as 35% - 45% of guest connect to the internet. According to JD Powers internet was number 3 guest complaint last year and has risen to 1 guest complaint. It is time the hotel market reinvest in their infrastructure bring them to today’s technology standards covering security, reliability and speed.

We have launched anew program called TAP (Technology Assessment Program), this program is designed to inspect the hotel present infrastructure and respond with recommendation. These recommendation are focused on increasing the network health reducing downtime and addressing failures with an end result of improving guest satisfaction levels. Our employees are dedicated to making sure that our customers know we will go the extra-mile to meet and exceed their expectations.

I would like to begin by talking about some highlights of 2006 going into 2007:

Go to PPT side (slides 1-12)

As a founder, President and CEO of this company, I am proud to be a member of a team that continues to create circumstances that we believe will set the stage for Superclick’s success and add value to our shareholders.

I would like to thank our employees for their commitment, you, our shareholders, for your support and our customers for their continued patronage. Thank also for being here with us today.

CFO Remarks and Presentation (slides 13-27)

Slide “1”

Thank you Todd and welcome everyone. We greatly appreciate your interest in our company. I would like to also acknowledge that today is Good Friday so a special thank you to all of you for making it out today.

Slide “2”

I will be reviewing the company's performance for the fiscal Year ended 2006, look at the first quarter ended January 31, 2007 and finally touch on the outlook for this fiscal year ending October 31, 2007. I would like to start by reminding you that during the meeting we will be making statements that are forward looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Our actual results could differ materially because of factors discussed in our 2006 Form 10K, or in other reports and filings with the Securities and Exchange Commission. We do not undertake any duty to update any forward-looking statement.

Slide “3”

I will now begin my review of the year ended October 31, 2006. I am encouraged with the results for Fiscal 06. Year over year organic growth in Revenue was 23%, Gross Profit increased 105%, Gross Margin increased 67%, SG&A represented 70% of sales compared to 86% last year and the operating results were 43% better than the previous year.

Slide “4”

More specifically, Revenue increased by $741K or 23.1% to just under $4million ($3,946,311) - A record for the Company! The increase was mainly due to an increase in support revenue as the Company was able to secure and put into place 24/7 support contracts with existing and newly acquired clients; thus resulting in an increase in the recurring support revenue.

Slide “5”

Gross profit was $1.67 Million or 42% compared to $810K or 25.3% last year. The $854K increase represented a 105.4% favorable variance and was mainly due to the growth in support activity.

The improvement in the Gross margin for the year was not only due to the growth is support activity but also due to the continued work in strengthening operating activities.

Slide “6”

The loss from operations for the year was $1.1Million or 28.2% compared to $2.0 Million or 61.1% last year; an $846K or 43.2% improvement.

Other Expenses included $776K related to the accounting treatment for the convertible debt, $265K of interest expense mainly related to the convertible debt and $225K penalty interest relating to the convertible debt as a result of non-payment at its anniversary date of August 2006.

What is important to note is that the amortization of the beneficial conversion feature, deferred financing costs, warrant discount along with any derivative gains or losses related to the convertible debenture have been fully accounted for during the fiscal year ended October 31, 2006.

As a result, the net loss for the years ended October 31, 2006 and 2005 was $2.4 Million or 61% compared to $4.3 Million or 134% respectively.

Slide “7”

Based on the weighted average common shares of 29,755,285, the net loss per share for the fiscal year ended October 31, 2006 was $08 versus $.16 in 2005.

For further share information, the total shares outstanding (not weighted) as at February 23, 2007 was 41,082,903

Return to Slide “3”

So in summary and as explained in Slide 3 at the beginning of my presentation, I am encouraged with the results for Fiscal 06.

Q1 2007

Slide “8”

Now, I would like to give some hi-lites on the first quarter results for the fiscal year ending 2007 as filed February 23, 2007 with the SEC on form 10-QSB.

Slide “9”

The first quarter again showed significant growth in revenues and margins. Compared to the same quarter the previous year, revenue growth was 15% and margins remained strong at just under 49%; a strong trend.

Slide “10”

I am also pleased that operationally, we showed some black ink with income from operations at $12.4K, a 102.5% improvement compared to last year. After other expenses of $73.9K which consisted mainly of net interest, the net loss was $729K or 92.2% better than last year at $61.5K.

Despite the significant improvements the Company has realized during fiscal 2006 and continued in Q1 of 2007, we are however still in a loss position - but, we are focused on building a profitable business through the many different efforts we have undertaken during 2006 and continue to develop and materialize in 2007.

Slide “11”

Some quick comments on the balance sheet:

Current assets over current liabilities excluding note and debenture payable and deferred revenues remained constant compared to last quarter at 1.9:1. Working capital is therefore sufficient to carry on the Company’s goals and sustain its growth during the next quarters.
Slide “12”

During Q1 we have finalized a plan to slowly begin to pay down both the Debentures and the Notes payable. The repayments will begin in Q2 and will be made utilizing working capital and some shares.

Slide “13”

I will now talk to the next 3 quarters for the current fiscal year ending October 2007. Sandro will later walk you through some of our product offerings, state of the market and how we intend to address it which will explain some of the areas we are concentrating on in order to sustain continued growth potential.

Slide “14”

It is expected that revenues will grow at the current growth rates with margins holding at ratios similar to what I discussed earlier. Having said that, it is important to note that we are planning to continue to invest in the development of the SIMS and MAMA products by increasing its functionalities as we continue to listen to our customers’ needs, but more so with MDS. Accordingly, I do expect R&D and other development costs to go increase over the periods.

Slide “15”

That concludes my financial review and I look forward to taking questions at the end of our meeting.

Chairman’s Closing Remarks

Thank you Jean and Sandro. Again, I want to thank you all for coming out to join us today and for your continued support of our company. We are committed to creating a strong, profitable business and executing on what we believe is a promising growth plan for the next few years. At this point, I would like to open up the floor for questions and comments from your shareholders of record.